EXHIBIT 10.106

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INSIGNIA SOLUTIONS PLC

JEODE INC.

DOLLARDAYS INTERNATIONAL, INC.

AND

THE REPRESENTATIVE OF THE HOLDERS OF ALL OF THE

CAPITAL STOCK OF DOLLARDAYS INTERNATIONAL, INC.

DATED AS OF JUNE 23, 2008

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EXHIBITS

Stockholders Written Consent	Exhibit A
Certificate of Merger	Exhibit B
Certificate of Incorporation of Surviving Corporation	Exhibit C
Parent Pro Forma Capitalization Table	Exhibit D
Form of Warrant - Peter Engel	Exhibit E
Form of Warrant - Windstone	Exhibit F
Letter of Transmittal to Company Stockholders	Exhibit G
Voting and Lockup Agreement	Exhibit H
Form of Opinion of Company Counsel	Exhibit I
Form of Opinion of Parent Counsel	Exhibit J

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of June 23, 2008 (this “Agreement”) by and among Insignia Solutions PLC, a corporation organized under the laws of England and Wales (“Parent”), Jeode Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), DollarDays International, Inc., a Delaware corporation (the “Company”), and the Representative (as defined below). The holders of all of the capital stock of the Company (the “Company Stock”) are collectively referred to as the “Company Stockholders,” and the Company Stockholders, together with the holders of all other equity securities of the Company, including securities convertible into, or exercisable or exchangeable for, equity securities of the Company (the “Company Securities”), are collectively referred to herein as the “Company Securityholders.”

WHEREAS, the board of directors of the Company has determined that the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”) is desirable and in the best interests of the Company and the Company Stockholders; has approved, in accordance with applicable provisions of the laws of the State of Delaware (“Delaware Law”), this Agreement and each of the transactions contemplated hereby, including the Merger; and has unanimously recommended that the Company Stockholders approve this Agreement and each of the transactions contemplated hereby, including the Merger; and

WHEREAS, the board of directors of Merger Sub has determined that it is advisable and in the best interests of Merger Sub to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance of such combination, the board of directors of Merger Sub, and Parent, as the sole stockholder of Merger Sub, have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, in accordance with applicable law; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub (a) a written consent of certain Company Stockholders, holding at least 75% of the Company’s capital stock, a copy of which is attached hereto as Exhibit A (the “Stockholders Written Consent”), adopting this Agreement and approving the Merger in accordance with (i) the Certificate of Incorporation of the Company, as in effect on the date of this Agreement (the “Charter”, and together with the Bylaws of the Company, as in effect on the date of this Agreement the “Company Organizational Documents”), and (ii) Delaware Law (collectively, the “Requisite Stockholder Approval”), and (b) a voting agreement executed by such Company Stockholders, holding at least 75% of the Company’s capital stock, agreeing to vote the Parent ordinary shares issued to them (in the form of Parent ADRs) in the Merger in favor of (a) the authorization of 90,000,000 additional ordinary shares such that the total authorized share capital of the Parent shall be 200,000,000 ordinary shares, or such larger amount as might subsequently be decided by the board of directors of Parent following the Effective Time of the Merger, and (b) the election of the Parent Director and the Independent Director to the board of directors of Parent for at least two years following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1. The Merger.

1.1. The Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2. Effective Time; Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on June 23, 2008 or not later than the second (2nd) Business Day after the satisfaction or waiver of each of the conditions set forth in Sections 6, 7 and 8 below (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other time as Parent and the Company shall agree (the “Closing Date”). In connection with the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, as contemplated by the General Corporation Law of the State of Delaware (the “DGCL”), and in the form attached hereto as Exhibit B (the “Certificate of Merger”) and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall be effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). The Closing shall take place at 10:00 a.m., Pacific Time, on the Closing Date at the offices of Fenwick & West LLP, 555 California St., San Francisco, California 94104.

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4. Certificate of Incorporation; Bylaws; Corporate Records.

(a) Charter and Bylaws of Merger Sub. The Company and Merger Sub shall take all necessary actions to cause the form of the Certificate of Incorporation as attached hereto as Exhibit C and bylaws of the Company as in effect immediately prior to the Effective Time to become the Certificate of Incorporation and bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Law. The name of the Surviving Corporation shall be DollarDays International, Inc.

(b) Corporate Records. At the Closing, the Company shall deliver or cause to be delivered to Parent possession of the minute books, stock record books and, to the extent requested by Parent, all other documents, books, records, agreements and financial data, of the Company.

1.5. Directors and Officers. The board of directors of the Parent immediately after the Effective Time shall comprise of five (5) members, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. One board member (the “Parent Director”) shall be appointed by the current members of the Parent board of directors, one independent board member will be appointed with the approval of both the Parent Director and Peter Engel, and three board members shall be appointed by the Representative on behalf of the Company Stockholders. Parent agrees to take such actions as are available to it to cause the Parent Directors to continue to be nominated to the board of directors of Parent for at least two years following the Effective Time. The designated officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.6. Appointment of Representative; Agreements Binding on Company Securityholders. Each Company Stockholder that does not perfect his or its appraisal rights under the DGCL will, as a specific term of the Merger, be deemed to (a) have irrevocably constituted and appointed, effective as of the Effective Time, Peter Engel (together with its permitted successors, the “Representative”), as its true and lawful agent, proxy and attorney-in-fact, to exercise all or any of the powers, authority and discretion conferred on him or her under this Agreement (including, without limitation, Section 13 and Section 14), and (b) to have irrevocably agreed to, and be bound by and comply with, all of the obligations of the Company Stockholders set forth herein (including, without limitation, Section 13 and Section 14). The Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact as set forth in Section 13 and Section 14. This power of attorney is coupled with an interest and is irrevocable.

SECTION 2. Definitions; Conversion and Exchange of Securities.

2.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Balance Sheet” shall mean the balance sheet of DDI LLC as of May 31, 2008 and included in the Financial Statements.

“Closing Date Cash” shall mean the amount of cash plus any account receivables (excluding the amount contemplated by the Release Agreement) minus any account payables, held by the Parent on the Closing Date, as disclosed in Schedule 4.6(a) hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” shall mean the common stock, par value $.001 per share, of the Company.

“Company Preferred Stock” shall mean the preferred stock, par value $.001 per share, of the Company.

“Indebtedness” shall include all liabilities and obligations, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under leases required to be capitalized in accordance with GAAP, (iv) with respect to letters of credit but only to the extent actually drawn on or prior to Closing, (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person, or (vi) in the nature of obligations of the type referred to in clauses (i) through (v) of any other Person secured by any Security Interest on any asset of the Parent Parties.

“Lien” shall mean any lien (including liens for Taxes), pledge, mortgage, deed of trust, security interest, claim, lease license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever.

“Merger Consideration” shall mean 73,333,333 Parent ADRs as described on Exhibit D, provided that (a) in the event that Parent shall be required to make any payment prior to the Final Delivery Date (as defined in Section 2.2(a) pursuant to any of the liabilities disclosed on Section 4.4(c) of the Parent Disclosure Schedule under the heading “Contingent Liabilities”, the Merger Consideration will be increased by a number of Parent ADRs equal to the product of .15 multiplied by the amount of such payment, provided that such payment shall have been approved by the Board of the Parent (such approval to include the approval of Vincent Pino) (such approval not to unreasonably withheld), and provided further than no such increase shall be effected unless and until the amount of such payments equals or exceeds $250,000, but in the event that such payments do equal or exceed $250,000, then such an increase shall be effected for the entire amount of such payments (i.e., from “dollar one”), and (b) in the event that Parent recovers any cash prior to the Final Delivery Date as a result of any claim held by it immediately prior to the Effective Time, or is not required to make all or any part of any payment disclosed on Section 4.4(c) of the Parent Disclosure Schedule under the heading “Non-Contingent Liabilities”, the Merger Consideration will be reduced by a number of Parent ADRs equal to the product of .15 multiplied by the amount of cash received, or payment not required to be made.

“Option” shall mean any option to acquire shares of Company Common Stock, including options granted under the Option Plan.

“Option Plans” shall mean the Company’s current option plan, as may be amended from time to time, and any other plan or arrangement under which the Company or DDI LLC may have outstanding or may grant equity-based awards.

“Parent ADRs” shall mean the American Depository Receipts of the Parent issuable by The Bank of New York pursuant to that certain Deposit Agreement by and between Parent and The Bank of New York.

“Parent Option Plan” shall mean the Parent’s 1995 Incentive Stock Option Plan for U.S. Employees, and any other plan or arrangement under which the Parent may grant equity-based awards.

“Parent Stockholders” shall mean the holders of all of the capital stock of the Parent immediately prior to the Effective Time.

“Per Share Common Consideration” shall mean a number of Parent ADRs equal to (a) 73,333,333 divided by (b) the total number of outstanding shares of capital stock of the Company immediately prior to Closing.

“Person” shall mean a person, firm, entity, partnership, association or any business organization thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Company or by any one or more of the Subsidiaries or (b) the Company is a general partner (excluding any such partnership where the Company does not have a majority of the voting interest in such partnership).

“Warrants” shall mean warrants to acquire shares of the Company Common Stock.

2.2. Effect on Capital Stock. At the Effective Time and upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Securityholder:

(a) Conversion of Securities.

(i) Except as otherwise provided in Section 2.2(b) each share of Company Stock (other than any Dissenting Shares (as defined in Section 2.3(a)), issued and outstanding at the Effective Time shall be converted into the right to receive the Per Share Common Consideration, without interest, upon the surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein. Parent shall take all such actions as may be necessary to authorize and deliver 46,978,375 Parent ADRs of the Merger Consideration within ninety (90) days of the Effective Time. Pursuant to Section 16.3, Parent shall take all such actions, including obtaining such approval of the Parent shareholders as may be required to increase the authorized share capital of Parent (the “Parent Shareholder Approval”) as may be necessary to authorize and deliver all of the remaining Merger Consideration as soon as reasonably practicable after the amendment and restatement of its Certificate of Incorporation or the equivalent, but in no event later than the later of October 15, 2008 and (b) the date 90 days after the Company shall have obtained, prepared and filed with the Securities and Exchange Commission all information and financial statements relating to the Company that may be required by the SEC or otherwise in connection with the Parent Shareholder Approval (the date of the actual delivery of the remaining Merger Consideration being referred to as the “Final Delivery Date”). All of the Merger Consideration shall be issued to DollarDays International, LLC (“DDI LLC”) or, if and when DDI LLC may distribute the Merger Consideration received by it to its members, to such members in proportion to their relative ownership of DDI LLC.

(ii) From and after the Effective Time, each such converted share of Company Stock shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing each such share shall cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the portion of the consideration specified in Section 2.2(a)(i) payable with respect to such Company Stock, without interest, upon the surrender of such certificate in accordance with the terms hereof and in the manner provided herein, or, if such share of Company Stock is a Dissenting Share, the right, if any, to receive payment from the Surviving Corporation of the “fair value” or “fair market value” of such Dissenting Share as determined in accordance with the applicable provisions of the DGCL.

(b) Cancellation. Each share of Company Stock owned by the Company as treasury stock or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(c) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.3. Dissenting Holders.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder who has not voted in favor of the Agreement and the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Stock set forth in Section 2.2(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(b) Notwithstanding the provisions of Section 2.3(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for such shares set forth in Section 2.2(a)(i), without interest.

(c) Prior to Effective Time, the Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand received by the Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Effective Time of the Merger, the Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

2.4. Options and Warrants. The Company and the Parent shall take all necessary steps to ensure that as soon as practicable after Closing:

(a) Each Option outstanding and unexercised immediately prior to the Effective Time, will be deemed cancelled as of the Effective Time. Upon (and not before, or more than one week after) the date of the Parent Shareholder Approval, Parent shall issue to each person who immediately prior to the Effective Time was the holder of an outstanding Option, an option to purchase Parent ADRs which will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent ADRs equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by the Per Share Common Consideration (with each fractional share being rounded down to the nearest whole share) at an exercise price equal to  the greater of (x) the fair market value of the Parent ADRs covered by the option as of the grant date or (y) the quotient determined by dividing the exercise price per share of Common Stock at which such Option was exercisable immediately prior to the Effective Time by the Per Share Common Consideration (rounded up to the nearest whole cent).

(b) Parent shall take all such actions as may be necessary to authorize and deliver 4,921,791 Parent ADRs, at a price of $0.13 per Parent ADR within ninety (90) days of the Effective Time to Amorin or its affiliates. Pursuant to Section 16.3, Parent shall take all such actions, including obtaining Parent Shareholder Approval as may be necessary to authorize and deliver an additional 2,761,135 Parent ADRs, at a price of $0.13 per Parent ADR, as soon as reasonably practicable after the amendment and restatement of its Certificate of Incorporation or the equivalent, but in no event later than the later of (a) October 15, 2008 and (b) the date 90 days after the Company shall have obtained, prepared and filed with the Securities and Exchange Commission all information and financial statements relating to the Company that may be required by the SEC or otherwise in connection with the Parent Shareholder Approval. Receipt of such additional Parent ADRs by Amorin or its affiliates shall be (i) in full satisfaction of a note payable for the amount of $450,000 from the Company payable to Amorin or its affiliates and an additional investment of $550,000 in the Company, and (ii) subject to and conditioned upon the execution by Amorin of an acknowledgment that upon receipt of such ADRs, Amorin and its affiliates will have received full payment of all amounts owing to it by the Company or DDI LLC.

(c) Peter Engel shall receive a warrant to purchase 8,551,450 Parent ADRs at a price of $0.01 per Parent ADR in the form set forth in Exhibit E.

(d) Windstone Capital Partners shall receive a warrant to purchase 3,603,876 Parent ADRs, at a price of $0.13 per Parent ADR in the form set forth in Exhibit F.

2.5. Surrender of Certificates.

(a) Surrender Procedures.

(i) As soon as reasonably practicable after the Effective Time, but no later than five (5) Business Days thereafter, Parent shall instruct The Bank of New York (the “Bank”) to mail to each Company Stockholder as of the Effective Time (i) a letter of transmittal in substantially the form attached as Exhibit G hereto and (ii) instructions for use in effecting the surrender of certificate(s) representing all of the shares of Company Stock held by such Company Stockholder in exchange for the Merger Consideration. The payment of the Merger Consideration with respect to each such certificate is conditioned upon (A) the execution and delivery of such transmittal letter and (B) the delivery of such certificates related thereto. As soon as practicable after receipt by the Bank of such certificate(s), properly endorsed or otherwise in proper form for transfer, for cancellation, together with such duly executed letter of transmittal, the Bank shall, in exchange therefor, pay to such Company Stockholder the Merger Consideration payable in respect of the shares of Company Stock formerly represented by the certificate(s) surrendered, but without interest, and the certificate(s) so surrendered shall forthwith be canceled. If payment of any portion of the applicable Merger Consideration is to be made to a person other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (i) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and shall have established to the satisfaction of Parent that such Tax has been paid, or (ii) shall have established to the satisfaction of Parent that such Tax is not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.5(a), each certificate formerly representing shares of Company Stock shall be deemed to represent for all purposes only the right to receive the applicable consideration as provided pursuant to Section 2.2(a) hereof, if any, in respect of such shares of Company Stock formerly represented thereby in accordance with the terms hereof and in the manner provided herein.

(b) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Stock on the records of the Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements. Parent shall cause the Surviving Corporation or the Bank to cancel and exchange, as provided in this Section 2, any presented certificate representing shares of Company Stock outstanding immediately prior to the Effective Time.

(c) Lost, Stolen or Destroyed Certificates. In the event any certificate(s) which formerly represented shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder thereof in form reasonably satisfactory to Parent. Parent shall instruct the Bank to pay such Company Stockholder the Merger Consideration which such Company Stockholder is entitled to receive pursuant to Section 2.2(a) hereof.

(d) Dissenting Shares. The provisions of this Section 2.5 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.5 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable amounts provided in Section 2.

2.6. Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are and will remain fully authorized in the name of the Company and Merger Sub or otherwise to take, and shall take, all such action. The rights of holders of existing options and warrants of Parent shall not be impaired in any respect by any insufficiency in the authorized and unissued share capital of Parent that may result from the transactions provided for in this Agreement or any subsequent issuance by Parent of ordinary shares or Parent ADRs, or rights to acquire ordinary shares or Parent ADRs.

2.7. Legends. The certificates evidencing the Merger Consideration will bear the legends set forth below:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A VOTING AGREEMENT DATED AS OF JUNE 23, 2008 BY AND BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. ANY TRANSFER HEREOF IN VIOLATION OF SUCH TRANSFER RESTRICTIONS IS VOID.”

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that the statements in this Section 3 are true, complete and correct as of the date hereof (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the Disclosure Schedule. Any exception or qualification set forth in the Disclosure Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to any other applicable representations and warranties to which such exception or qualification is reasonably apparent on its face to be applicable, whether or not such exception or qualification is so numbered.

3.1. Organization and Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as currently conducted and as proposed to be conducted by it. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except for such failures to be so duly qualified and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. The term “Material Adverse Effect” as used in this Agreement shall mean any change in or effect on the Company that, individually or in the aggregate, with all changes in or effects on the Company, is or would reasonably be expected to have a materially adverse effect on (i) the business, results of operations, or financial condition of the Company, taken as a whole, or (ii) the Company’s ability to timely consummate the Merger in accordance with the terms of this Agreement.

(b) Prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of the Charter and the Bylaws of the Company as currently in effect. The Charter and Bylaws are in full force and effect and the Company is not in violation of any provision of its Charter or Bylaws. Schedule 3.1(b) attached hereto lists the directors and officers of the Company as of the date hereof. Except as provided in Schedule 3.1(b) attached hereto, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

3.2. Capitalization and Ownership of Shares. All of the capital stock of the Company is held by DDI LLC. Schedule 3.2 attached hereto sets out a list of the members of DDI LLC, and holders of warrants and convertible securities of DDI LLC, in a capitalization table of DDI LLC. The authorized capital stock of the Company consists of 18,000 shares of Company Common Stock, of which on the date hereof 4,451 shares are issued and outstanding on a fully diluted basis, including 348 shares reserved for exercise of options, and 2,000 shares of Company Preferred Stock of which on the date hereof no shares are issued and outstanding. All of the issued and outstanding shares of Company Stock have been, duly authorized, validly issued, fully paid and non-assessable. No subscription, Warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is outstanding, or will be outstanding as of the Effective Time. From and after the Effective Time, no holder of any Option or Warrant will have the right to any consideration with respect thereto, except as expressly provided in Section 2.4 of this Agreement with respect to Options. The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company without violation of United States federal, state, municipal or local or foreign order, judgment, writ, injunction, decree, law, statute, standard ordinance, code, resolution, promulgation, rule, regulation or any similar provision having the force or effect of law (collectively, “Legal Requirements”) applicable to the Company’s offer, issuance and sale of such securities.

3.3. Subsidiaries. Except as set out in Schedule 3.3 attached hereto, the Company does not have any Subsidiaries, and the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity. Each former Subsidiary that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including Taxes, with respect to any such entity.

3.4. Authority for Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action; and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any instrument required hereby to be executed and delivered by the Company at the Closing or to consummate the Merger. The board of directors of the Company duly declared that the Merger is advisable as required by Section 251 of the DGCL, and has unanimously approved and adopted this Agreement and the Merger. None of such actions by the board of directors of the Company has been amended, rescinded or modified. This Agreement has been, and each instrument required hereby to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Representative, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) Except as set forth on Schedule 3.4(b) attached hereto, the execution and delivery of this Agreement by the Company and each instrument required hereby to be executed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company is entitled under, any material Contract or Permit (as defined in Section 3.19), Security Interest (as defined below) or other interest to which the Company is a party or by which the Company is bound or to which its assets are subject, (iii) result in the creation or imposition of any Security Interest upon any assets of the Company, or (iv) violate any Legal Requirement applicable to the Company or any of its assets. For purposes of this Agreement, “Security Interest” means any mortgage, security interest, pledge, license, interest, encumbrance, claim, charge, option, restriction on the right to sell or dispose (and in the case of securities, vote), lien or other adverse claim of any kind (whether arising by contract or by operation of law and whether voluntary or involuntary).

3.5. Consents. No consent, approval, order, Permit or authorization of, or registration, declaration or filing with, or notification to (together, the “Consents”) any United States federal, state, municipal or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority power, or any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (collectively, “Governmental Authorities”) or any Person is required to be obtained by the Company in connection with the Company’s execution and delivery of this Agreement or the Company’s consummation of the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for (i) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the Legal Requirements analogous to the HSR Act existing in foreign jurisdictions (collectively, “Foreign Merger Laws”), and (ii) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.6. Financial Statements; Liabilities

(a) Attached hereto as Schedule 3.6 are the audited financial statements (including balance sheets and statements of operations) of DDI LLC for December 31, 2006 and 2005 and the years then ended, and unaudited financial statements (including balance sheets and statements of operations) of DDI LLC for March 31, 2008 and December 31, 2007 and the three and twelve months then ended, respectively (collectively, the “Financial Statements”): The Financial Statements were in each case prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented. The Financial Statements (i) are in accordance with the books and records of the Company, and (ii) present fairly the financial condition and results of operations of the Company as of the dates and for the periods indicated.

(b) The Company and DDI LLC each has in place a system of internal accounting controls that is sufficient to provide reasonable assurance regarding the reliability of the Company’s and DDI LLC’s financial statements (including the Financial Statements), including reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures are being made only in accordance with authorizations of management (such systems and processes are herein referred to as the “Controls”). Neither the Company’s employees nor the Company’s independent auditors have identified or made the Company aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company and DDI LLC each have in place a revenue recognition policy consistent with GAAP.

(c) Except as set forth in Schedule 3.6(c) attached hereto, as of the date hereof and as of the Effective Time, Company has not and at the Effective Time will not have incurred, directly or indirectly, any Indebtedness, obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, except for those obligations of the Company (i) in the ordinary course of business as reflected in the Financial Statements; and (ii) obligations and liabilities incurred after May 31, 2008 in the ordinary course of business. The consummation of the Merger will not give rise to any severances, bonuses, payment obligations or other liabilities except for legal and accounting fees.

3.7. Absence of Changes. Except as set forth on Schedule 3.7 attached hereto, since December 31, 2007.

(i) there has been no change in the business, prospects, financial condition or results of operations of the Company or DDI LLC that constitutes a Material Adverse Effect;

(ii) There has been no change by the Company or DDI LLC in its accounting or cash management methods, principles or practices or revaluation by the Company or DDI LLC of any of its assets;

(iii) Neither the Company nor DDI LLC has declared, set aside or paid any dividend or other distribution in respect of any of its capital stock; or repurchased, redeemed or otherwise acquired any of its securities;

(iv) Neither the Company nor DDI LLC has sold, transferred, delivered, leased, subleased, licensed, sublicenses, mortgaged, pledged, encumbered, impaired or otherwise disposed of (in whole or in part), or created, incurred, assumed or caused to be subjected to any Lien on, any of the rights, assets or properties of the Company or DDI LLC (including any Intellectual Property or accounts receivable), except for the sale of inventory in the ordinary course of business consistent with past practice;

(v) Neither the Company nor DDI LLC has not acquired any rights, assets or properties other than inventory in the ordinary course of business consistent with past practice;

(vi) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any rights, assets or properties of the Company or DDI LLC; and

(vii) the Company and DDI LLC have each conducted its business only in the ordinary course of business consistent with past practice.

3.8. Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company or DDI LLC have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of the Company or DDI LLC have been fully and timely paid. With respect to any period for which such Tax Returns have not yet been filed or for which such Taxes are not yet due or owing, DDI LLC has made due and sufficient accruals for such Taxes on the Balance Sheet. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company or DDI LLC.

(b) For purposes of this Agreement:

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including without limitation all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of any Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502 6 (or any predecessor or successor thereof of any analogous or similar provision of Tax Law) or otherwise.

“Taxing Authority” means the IRS or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

“Tax Law” means any Legal Requirement (whether domestic or foreign) relating to Taxes.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, estimate, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, affiliated, combined, consolidated or unitary returns for any group of entities that includes the Company or DDI LLC.

3.9. Property and Sufficiency.

(a) The Company has good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, or otherwise has a valid legal right to use, all of the properties and assets (whether real, personal, tangible or intangible) (i) reflected on the Balance Sheet (other than assets sold since the date of the Balance Sheet) or acquired thereafter and (ii) necessary to conduct all of the business and operations of the Company as currently conducted, and none of such properties or assets is subject to any Liens or Security Interest, other than those described in Schedule 3.9(a) attached hereto. The Company does not own any real property.

(b) The properties, assets and contract rights of the Company constitute all of the properties and assets owned by DDI LLC prior to the Effective Time (and prior to the execution and delivery of the Contribution Agreement dated the date hereof between the Company and DDI LLC (the “Contribution Agreement”). The Contribution Agreement has been duly authorized, executed and delivered by the Company and DDI LLC, and, at or prior to the Effective Time of the Merger, all of the properties, assets of DDI LLC will have been contributed to the Company pursuant to the Contribution Agreement. The properties and assets contributed to the Company by DDI LLC at or prior to the Effective Time pursuant to the Contribution Agreement constitute all of the assets and properties necessary to conduct all of the business and operations of DDI LLC as conducted immediately prior to the date hereof.

(c) Each of the leases for real property of the Company is identified in Schedule 3.9(b) attached hereto (“Real Property Leases”).

(d) Neither the Company nor DDI LLC have transferred or assigned any interest in any Real Property Lease, nor has the Company or DDI LLC subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any Person. The facilities subject to a Real Property Lease (each a “Leased Premises”) and the personal property owned or leased by the Company are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects.

3.10. Contracts. Except as disclosed in Schedule 3.10 attached hereto, neither the Company nor DDI LLC is a party to, subject to or otherwise bound by:

(a) any Contract or series of related Contracts with the same counterparty or its affiliates which requires, or could reasonably be expected to require, aggregate future payments by or to the Company or DDI LLC in excess of $50,000;

(b) any Contract for the sale of any commodity, product, material, supplies, equipment or other personal property for a sale price in excess of $50,000, other than purchase or sale orders entered into in the ordinary course of business consistent with past practice;

(c) any distributor, reseller manufacturer’s representative, sales representative or similar Contract under which the Company does not have the right to terminate without penalty on less than thirty (30) days’ notice;

(d) any Contract pursuant to which Intellectual Property is licensed to or from the Company or DDI LLC other than Contracts licensing the right to use off-the-shelf or other readily commercially available third party software (including, but not limited, to any click-wrap or shrink-wrap license);

(e) any Contract with any current or former officer, employee or director of the Company or DDI LLC or any “affiliate” (as defined in the Securities Act) of the Company or DDI LLC or such persons or, to the Company’s Knowledge, any member of his or her immediate family (any of the foregoing, a “Related Party”), including, without limitation, any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any Related Party;

(f) any Contract under which the Company or DDI LLC is restricted from carrying on any business or other services or competing with any Person anywhere in the world, or restricted from soliciting or hiring any person with respect to employment, or which would so restrict the Company or the Surviving Corporation after the Closing Date;

(g) any loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness or a Security Interest to any Person or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or liabilities of any other Person;

(h) any Contract for the disposition of any of the Company’s or DDI LLC’s material assets or business (whether by merger, sale of stock, sale of assets or otherwise);

(i) any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(j) any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(k) any Contract creating any obligation with respect to the payment of any severance, retention, bonus or other similar payment to any Person, one condition to the payment or acceleration of which is the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby; or

(l) any other agreement (or group of related Contracts with the same third party) to the extent not otherwise disclosed in the Disclosure Schedule that is material to the Company .

Schedule 3.10(l) attached hereto provides a form of the Company’s and DDI LLC’s standard customer Contract and sets forth a list of the top five customer Contracts which deviate (other than with respect to prices, payment amounts or payment or delivery schedules) in any material respect from the Company’s and DDI LLC’s standard form. Each Contract to which DDI LLC was a party immediately prior to the date hereof has validly assigned to the Company.

Each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.10, each Real Property Lease and each other Contract to which the Company or DDI LLC is a party or otherwise bound relating to any Intellectual Property that is material to the business of the Company or DDI LLC is a valid and binding agreement of the Company and, to the Company's Knowledge, is in full force and effect in accordance with its terms, and neither the Company nor, to the Company’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of any of the foregoing Contracts (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination), nor will the consummation of the transactions contemplated by this Agreement give rise to any such default or breach. No party to any of the foregoing Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any of the foregoing Contract. True and complete copies of each of the Contracts described in this paragraph have been made available to Parent.

As used in this Agreement, a “Contract” shall mean any agreement, understanding, contract, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement, whether written or oral.

3.11. Benefit Plans.

(a) For purposes of this Agreement, the term “Company Employee Plan” or “Plan” means any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any other bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non competition, other material plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured) providing compensation or benefits, and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained, sponsored or contributed to by the Company or DDI LLC or any trade or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) or to which the Company or DDI LLC or any ERISA Affiliate is a party, or to which the Company or an ERISA Affiliate had, has or will have any liability. Each Plan is in writing. Schedule 3.11 attached hereto includes a true and complete list of all Plans, and the Company has provided or made available to Parent a complete copy of each Plan (or, in the case of any unwritten Plan, descriptions of the material terms thereof) as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent application for determination letter submitted to the IRS and the most recent determination letter received from the IRS. The Company has delivered to Parent true and complete copies of all Form 5500 Series annual reports for each Plan, together with all schedules, attachments, and related opinions and copies of any correspondence from or to the IRS, the Department of Labor or other U.S. government department or agency relating to an audit or penalty assessment with respect to any Plan or relating to requested relief from any liability or penalty relating to any Plan.

(b) The Company, DDI LLC and each ERISA Affiliate is and has been in compliance with its obligations under the terms of each Plan.

(c) Each Plan and each funding vehicle related to such Plan is currently in compliance in all material respects with, and has been administered and operated in compliance with, its terms and all applicable statutes, orders, rules and regulations. Each Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify, and there are no facts which might adversely affect such qualification.

(d) Neither the Company nor its ERISA Affiliates nor DDI LLC maintain, sponsor or contribute to any single employer plan (as such term is defined in Section 4001(b) of ERISA) subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any material liability, including, without limitation, withdrawal liability, with respect to any such Plan that remains unsatisfied.

(e) No Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Plan is or has been subject to Section 302 or Title IV of ERISA.

(f) The Company and DDI LLC have made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Plan as required to be made under the terms of such Plan.

(g) With respect to all Plans and related trusts, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which could subject any Plan, related trust or party dealing with any such Plan or related trust to any tax or penalty on prohibited transactions imposed by Section 501(i) of ERISA or Section 4975 of the Code.

(h) There are no actions, suits, arbitrations or claims (other than routine claims for benefits by employees of the Company or DDI LLC, or beneficiaries or dependents of such employees arising in the normal course of operation of a Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Plan or any fiduciary or sponsor of a Plan with respect to their duties under such Plan or the assets of any trust under any such Plan.

(i) The Company and DDI LLC have complied in all material respects with the health care continuation requirements of Section 601, et. seq. of ERISA with respect to employees and their spouses, former spouses and dependents.

(j) Neither the Company nor DDI LLC has any obligations under any Plan to provide post-retirement medical benefits to any employee or any former employee of the Company other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(k) Neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, officer or consultant of the Company or DDI LLC or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or additional rights, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation (including equity compensation) due any such employee, officer or consultant.

(l) Neither the Company nor DDI LLC is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective affiliates by reason of Section 280G of the Code or that could be subject to Section 4999 of the Code.

(m) Each Company Employee Plan which is subject to the requirements of Section 409A of the Code has been adopted in good faith compliance with such Section and the guidance issued by the Department of Treasury thereunder to date. Each Option has been granted by the Board of Directors of the Company on the date the Board met and was granted with an exercise price equal to no less than one hundred percent of the fair market value per share of Company Common Stock on the date of grant.

3.12. Intellectual Property.

(a) Schedule 3.12(a) attached hereto sets forth true, complete and correct lists of the Intellectual Property (as defined below), both U.S. and foreign, that is owned by the Company as of the date of this Agreement, along with the record owner of each such item of Intellectual Property, the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier. All of the Intellectual Property that was owned by DDI LLC immediately prior to the date of this Agreement has been validly and fully contributed to the Company, and DDI LLC has not retained any rights thereto.

(b) Other than (i) inbound “shrink-wrap” and similar publicly-available commercial binary code end-user licenses and (ii) outbound “shrink-wrap” licenses in the form set forth on Section 3.12(b) of the Disclosure Schedule, Schedule 3.12(b) attached hereto lists all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property, including all licenses of Intellectual Property granted to or by the Company and all assignments of Intellectual Property to or by the Company. All such contracts, licenses and agreements are in full force and effect, and neither the Company nor DDI LLC is in material breach of any of the foregoing contracts, licenses or agreements and, to the Company’s Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Following the Closing Date, both the Surviving Corporation will be permitted to exercise all of the Company’s and DDI LLC’s rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred (but the transactions contemplated by the Contribution Agreement had occurred) and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or DDI LLC would otherwise be required to pay.

(c) Schedule 3.12(c) attached hereto lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company or DDI LLC have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission or similar right with respect to the infringement by the Company or such other person of the Intellectual Property of any person other than the Company.

(d) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties (other than equity or debt funding from Company Securityholders and financial lending institutions) was used in the development of any Intellectual Property owned by the Company or DDI LLC or Intellectual Property purported to be owned by the Company or DDI LLC. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or DDI LLC, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property or Intellectual Property purported to be owned by the Company or DDI LLC, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(e) The Company has provided to Parent a complete and accurate list of all material and replicable failures of Company software as currently made commercially available by the Company in the ordinary course of Company’s or DDI LLC’s business to materially conform to its user documentation in ordinary use.

(f) For purposes of this Agreement, “Intellectual Property” shall mean (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names and other similar designations of source or origin, together with all goodwill, registrations, applications, renewals and extensions related to the foregoing; (ii) patents, utility, models and industrial design registrations or applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations, substitutions, extensions and applications for any of the foregoing); (iii) copyrights, copyrightable subject matter and moral rights (including without limitation any registrations, applications, renewals, extensions and reversions for any of the foregoing); (iv) mask works rights; (v) trade secrets and other confidential information, know-how, technology, proprietary processes, formulae, inventions, compositions, techniques, technical data and information, procedures, databases, algorithms, models, methodologies, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals; and (vi) and computer programs, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), databases, compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and all documentation, including user manuals and other training documentation, related to any of the foregoing; in each of the foregoing subsections (i) through (vi) used in, held for use or necessary for the conduct of the business of the Company, as currently conducted and as planned to be conducted, or the business of DDI LLC as conducted immediately prior to the date hereof, whether such Intellectual Property is owned by the Company or a third party.

3.13. Accounts Receivable. All of the accounts and notes receivable of the Company or DDI LLC, whether reflected on the Balance Sheet or arising since the date of the Balance Sheet, have arisen from bona fide transactions in the ordinary course of business consistent with past practices and are valid, genuine, and to the Knowledge of the Company, subject to the allowance for doubtful accounts set forth therein, are fully collectible in the aggregate amount thereof; provided, that the foregoing shall not be construed as a guarantee of such collectibility.

3.14. Government Funding. Neither the Company nor DDI LLC have applied for or received any financial assistance from any supranational, national, local or foreign Governmental Authority.

3.15. Insurance. Schedule 3.15 attached hereto contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Company. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and premium and deductible amounts. True and complete copies of each listed policy have been made available to Parent. Such policies are in full force and effect, all premiums due thereon have been paid and the Company and DDI LLC have complied in all material respects with the provisions of such policies. Neither the Company nor DDI LLC have received any notices from any issuer of any of their insurance policies canceling or amending any policies listed in Schedule 3.15 attached hereto, increasing any deductibles or retained amounts thereunder, or increasing premiums payable thereunder. There is no claim by the Company or DDI LLC pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. Neither the Company nor DDI LLC nor any affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.16. Personnel.

(a) Schedule 3.16(a) attached hereto sets forth a list of all employees, consultants or independent contractors of the Company as of the date hereof, (which also represents all employees, consultants or independent contractors of DDI LLC immediately prior to the date hereof) including, as of such date, their title, then current base salary or other compensation rate as well as any bonus paid for the fiscal year ended December 31, 2007 and any accrued and unpaid bonus scheduled for or paid or agreed to be paid to them by the Company for any future period. Schedule 3.16(a) attached hereto also sets forth a list of all independent contractors and consultants of the Company or DDI LLC who received more than $30,000 with respect to services provided during 2007.

(b) The Company and DDI LLC comply in all material respects with all Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Legal Requirement, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six (6) months prior to Closing. “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(c) Neither the Company nor DDI LLC is subject to any collective bargaining agreement or other labor union contract and no employee of the Company is represented by a labor union. There is not pending or, to the Company’s Knowledge, threatened, any picketing, strike, labor dispute, slowdown, lockout, walkout, work stoppage or other similar labor trouble involving employees of the Company or DDI LLC, and no union organizing activities are taking place or have taken place with respect to such employees.

(d) To the Company’s Knowledge, none of the Company’s officers or employees or consultants intend to terminate his or her relationship with the Company for any reason, including, without limitation, as a result of the transactions contemplated hereby.

3.17. Litigation. Except as disclosed in Schedule 3.17 attached hereto, there is no (a) action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority (collectively, “Actions”) pending, or to the Company’s Knowledge, threatened against or affecting the Company or DDI LLC, (b) Action, to the Company’s Knowledge, pending or threatened against or affecting any of the material assets of the Company or DDI LLC, or the Merger or the other transactions contemplated hereby, (c) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against or affecting the Company or DDI LLC (including, without limitation, any inquiry as to the qualification of the Company or DDI LLC to hold or receive any license or other Permit), (d) to the Company’s Knowledge, governmental inquiry or investigation pending or threatened against or affecting any of the material assets of the Company or DDI LLC, or (e) to the Company’s Knowledge, any Actions pending or threatened against any Related Party in connection with the business of the Company or DDI LLC and there is no reasonable basis for any of the foregoing. Neither the Company nor DDI LLC is in default with respect to any order, writ, injunction or decree of any Governmental Authority served upon the Company or DDI LLC or that exists to the Knowledge of the Company. There is no action or suit by the Company or DDI LLC pending, threatened or contemplated by the Company against any other Person.

3.18. Environmental Matters. The Company and DDI LLC are and have been in compliance with all Environmental Laws; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (iii) there have been no Hazardous Substances generated by the Company or DDI LLC that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned, leased or otherwise used by the Company or DDI LLC, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) the Company has made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments in the possession of the Company or any of its representatives or advisors.

For purposes of this Agreement, “Environmental Laws” means any Legal Requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substances, (ii) pollution or protection of employee health or safety, public health or the environment or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.19. Compliance with Instruments; Laws; Governmental Authorizations.

(a) The Company is not and the Company has not been, in violation of any term or provision of the Company Organizational Documents. The Company and DDI LLC have complied in all material respects with all terms and provisions of all Permits and Legal Requirements. Neither the Company nor DDI LLC nor, to the Company’s Knowledge, any Related Person, is under investigation with respect to, has been threatened to be charged with, or has been given notice of, any violation of any Legal Requirement. All permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (collectively, “Permits”) (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest, have been issued or granted to the Company, and all such Permits are in full force and effect and constitute all Permits required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

(b) The Company and DDI LLC have each conducted their resepctive transactions in material compliance with applicable provisions of U.S. law, including the United States export control laws and regulations and U.S. economic sanctions laws.

(c) Neither the Company nor DDI LLC (nor, to the Company’s Knowledge, each of its officers, directors, agents, employees and other Persons associated with or acting on its behalf) has directly or indirectly, taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act , as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

3.20. Banking Relationships. Schedule 3.20 attached hereto sets forth a true and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company has an account or a safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. All such accounts or other arrangements of DDI LLC immediately prior to the date hereof have been transferred to the Company. There are no outstanding powers of attorney executed by or on behalf of the Company.

3.21. Books and Records. The minute books of the Company and DDI LLC contain complete and accurate records of all meetings and other corporate actions of their respective stockholders and the board of directors and committees thereof. The stock records of the Company and DDI LLC are correct and complete and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company and DDI LLC, respectively. The Company has made available to Parent true and complete copies of (a) the Company Organizational Documents, (b) all documents relating to the transactions contemplated by the Contribution Agreement, (c) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors to date) of the Company, (d) all stock certificate and stock record books of the Company and (e) any similar records or documents of the Company. Except as disclosed in Schedule 3.21 attached hereto, neither the Company nor DDI LLC have any prior names, and since the date of its incorporation or formation has not conducted business under any name other than the current name of the Company.

3.22. Brokers and Finders; Existing Discussions. Except as disclosed in Schedule 3.22, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or DDI LLC.

3.23. Vote Required; Notices

(a) The affirmative vote of the holders of at least a majority of the outstanding Company Common Stock constitute the Requisite Stockholder Approval and are the only votes of the holders of any of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby, and have been obtained in accordance with the terms of the Charter and the DGCL on or prior to the date hereof.

(b) Prior to the Effective Time, the Company will have notified the holders of Company Stock, Options and Warrants with respect to the transactions contemplated hereby as and to the extent required by the terms and conditions of the Company Organizational Documents, the Option Plans, the DGCL, and other agreements of instruments governing such securities.

(c) Any information provided to the Company Stockholders in connection with the solicitation of their consent to, and adoption of, this Agreement and the Merger will not contain, at or prior to the Effective Time, any untrue statement of a material fact and did or will comply with any applicable requirement of the DGCL.

3.24. Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including, but not limited to, Section 203 of the DGCL, or anti-takeover provision in the Company Organizational Documents is applicable to the Company, any shares of Company Stock or other Company Securities, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

3.25. Certain Relationships and Related Transactions. Except as provided in Section 3.25 of the Disclosure Schedule, no Related Party is indebted to the Company or DDI LLC. No Related Party owns any asset used in, or necessary to, the business of the Company or DDI LLC. Except as described in Section 3.25 of the Disclosure Schedule, there is no transaction involving the Company or DDI LLC of the nature described in Item 404 of Regulation S K under the Securities Act. To the Company’s Knowledge, no Related Person owns any direct or indirect interest in, or controls or is a director, officer, employer or partner of, of consultant to, a competitor of the Company or DDI LLC.

3.26. Disclosures. The information prepared or provided by the Company to the Parent or Merger Sub in connection with this Agreement or the Merger does not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in light of the circumstances under which they were made) not misleading.

SECTION 4. Representations and Warranties by Parent and Merger Sub. Parent and Merger Sub (collectively known as the “Parent Parties”) represent and warrant to the Company that the statements in this Section 4 are true, complete and correct as of the date hereof (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the Disclosure Schedule. Any exception or qualification set forth in the Disclosure Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to any other applicable representations and warranties to which such exception or qualification is reasonably apparent on its face to be applicable, whether or not such exception or qualification is so numbered.

4.1. Organization and Standing. Except as disclosed on Schedule 4.1 attached hereto, each of Parent, its subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2. Capitalization. Schedule 4.2 attached hereto sets out a list of the stockholders in a capitalization table of the Parent, including a complete list of authorized and outstanding Parent ADRs. The authorized capital stock of the Parent consists of 110 million shares of common stock, of which on the date hereof 50,938,247 shares are issued and outstanding. All of the outstanding capital stock of Merger Sub is owned, beneficially and of record, by Parent. All of the issued and outstanding shares of Parent Parties’ Stock have been, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Parent Parties is authorized or outstanding, other than the Options and Warrants set forth in Schedule 4.2 attached hereto. From and after the Effective Time, no holder of any Option or Warrant will have the right to any consideration with respect thereto, except as set forth in this Agreement. Other than upon the exercise of currently outstanding Options and Warrants, the Parent Parties do not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Parent Parties. Except as set forth in their respective charters, the Parent Parties do not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Parent Parties. All of the issued and outstanding shares of capital stock of the Parent Parties have been offered, issued and sold by the Parent Parties without violation of any Legal Requirements applicable to the Parent Parties’ offer, issuance and sale of such securities.

4.3. Subsidiaries. Except as described in Schedule 4.3 attached hereto, Parent does not have any Subsidiaries other than Merger Sub, and Parent does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity. Each former Subsidiary that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including Taxes, with respect to any such entity.

4.4. Parent Financial Statements; Liabilities.

(a) Attached hereto as Schedule 4.4 are the Parent Parties’ Consolidated audited financial statements (including balance sheets and statements of operations) for December 31, 2006 and 2005, and the years then ended (collectively, the “Parent Financial Statements”): The Financial Statements were in each case prepared in accordance with GAAP, consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented. The Parent Financial Statements (i) are in accordance with the books and records of the Parent Parties, and (ii) present fairly the financial condition and results of operations of the Parent Parties as of the dates and for the periods indicated.

(b) The Parent Parties have in place a system of internal accounting controls that is sufficient to provide reasonable assurance regarding the reliability of the Parent Parties’ financial statements (including the Parent Financial Statements), including reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures are being made only in accordance with authorizations of management (such systems and processes are herein referred to as the “Controls”). Neither the Parent Parties’ employees nor the Parent Parties’ independent auditors have identified or made the Parent Parties aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Parent Financial Statements. To the Knowledge of the Parent Parties, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Parent Financial Statements. The Parent Parties have in place a revenue recognition policy consistent with GAAP.

(c) Except as set forth in Schedule 4.4(c) attached hereto, as of the date hereof and as of the Effective Time, the Parent Parties have not and at the Effective Time will not have incurred, directly or indirectly, any Indebtedness, obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, except for those obligations of the Parent (i) in the ordinary course of business as reflected in the Parent Financial Statements; and (ii) obligations and liabilities incurred after May 31, 2008 in the ordinary course of business, and (iii) under that certain Release Agreement dated as of June 23, 2008 by and among the Company, Smith Micro Software, Inc. (“Smith Micro”), IS Acquisition Sub, Inc., Parent, and certain of Parent’s subsidiaries (the “Release Agreement”). Pursuant to the Release Agreement, upon consummation of the Merger, the Company will cause Parent and certain of its subsidiaries to deliver to Smith Micro $500,000 and release certain claims against Smith Micro in exchange for the release of all claims by Smith Micro against Parent and its subsidiaries pursuant to that certain asset purchase agreement between Parent, Smith Micro, and the other parties thereto dated February 11, 2007, as amended April 4, 2007. Except as set forth in Schedule 4.4(c) attached hereto, the consummation of this transaction will not give rise to any severances, bonuses, payment obligations or other liabilities except for legal and accounting fees.

4.5. Authority for Agreement.

(a) Each of the Parent Parties have all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered at Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Parent Parties of this Agreement and each instrument required hereby to be executed and delivered by them at Closing and the consummation by the Parent Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Parent Parties are necessary to authorize this Agreement or any instrument required hereby to be executed and delivered by them at the Closing or to consummate the Merger. This Agreement has been and each instrument required hereby to be delivered by the Parent Parties at the Closing will be duly and validly executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery by the Company and the Representative, constitutes a legal, valid and binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. Notwithstanding the foregoing, the parties hereto understand and agree that Parent has not received the Parent Shareholder Approval as of the date of this Agreement, and the failure to have obtained the Parent Shareholder Approval shall not be deemed a breach of any of the representations set forth in this Section 4.5(a) or elsewhere in this Agreement.

(b) The execution and delivery of this Agreement by the Parent Parties, and each instrument required hereby to be executed and delivered by the Parent Parties at the Closing, the compliance with the provisions of this Agreement and each such instrument by the Parent Parties and the consummation by the Parent Parties, of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Certificate of Incorporation or the Bylaws of Parent, each as amended to date and currently in effect, or the Certificate of Incorporation or the Bylaws of Merger Sub, each as amended to date and currently in effect, or (ii) violate any Legal Requirement applicable to Parent or Merger Sub or any of their respective properties or assets.

4.6. Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Parent Parties have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of the Parent Parties have been fully and timely paid. With respect to any period for which such Tax Returns have not yet been filed or for which such Taxes are not yet due or owing, the Parent Parties have made due and sufficient accruals for such Taxes on the Parent’s Statement of Cash and Accounts Payable as of the date hereof, attached as Schedule 4.6(a) hereto. (the “Parent Balance Sheet”). All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Parent Parties.

4.7. Benefit Plans.

(a) For purposes of this Agreement, the term “Parent Employee Plan” or “Plan” means any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any other bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non competition, other material plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured) providing compensation or benefits, and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained, sponsored or contributed to by the Parent Parties or any trade or business, whether or not incorporated, that together with the Parent Parties would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) or to which the Parent Parties or any ERISA Affiliate is a party, or to which the Parent Parties or an ERISA Affiliate had, has or will have any liability. Each Plan is in writing. Schedule 4.7 attached hereto includes a true and complete list of all Plans, and the Parent Parties have provided or made available to the Company a complete copy of each Plan (or, in the case of any unwritten Plan, descriptions of the material terms thereof) as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent application for determination letter submitted to the IRS and the most recent determination letter received from the IRS. The Parent Parties have delivered to the Company true and complete copies of all Form 5500 Series annual reports for each Plan, together with all schedules, attachments, and related opinions and copies of any correspondence from or to the IRS, the Department of Labor or other U.S. government department or agency relating to an audit or penalty assessment with respect to any Plan or relating to requested relief from any liability or penalty relating to any Plan.

(b) The Parent Parties and each ERISA Affiliate is and has been in compliance with its obligations under the terms of each Plan.

(c) Each Plan and each funding vehicle related to such Plan is currently in compliance in all material respects with, and has been administered and operated in compliance with, its terms and all applicable statutes, orders, rules and regulations. Each Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify, and there are no facts which might adversely affect such qualification.

(d) Neither the Parent Parties nor their ERISA Affiliates maintain, sponsor or contribute to any single employer plan (as such term is defined in Section 4001(b) of ERISA) subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any material liability, including, without limitation, withdrawal liability, with respect to any such Plan that remains unsatisfied.

(e) No Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Plan is or has been subject to Section 302 or Title IV of ERISA.

(f) The Parent Parties have made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Plan as required to be made under the terms of such Plan.

(g) With respect to all Plans and related trusts, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which could subject any Plan, related trust or party dealing with any such Plan or related trust to any tax or penalty on prohibited transactions imposed by Section 501(i) of ERISA or Section 4975 of the Code.

(h) There are no actions, suits, arbitrations or claims (other than routine claims for benefits by employees of the Parent Parties, beneficiaries or dependents of such employees arising in the normal course of operation of a Plan) pending, or to the Knowledge of the Parent Parties, threatened, with respect to any Plan or any fiduciary or sponsor of a Plan with respect to their duties under such Plan or the assets of any trust under any such Plan.

(i) The Parent Parties have complied in all material respects with the health care continuation requirements of Section 601, et. seq. of ERISA with respect to employees and their spouses, former spouses and dependents.

(j) The Parent Parties do not have any obligations under any Plan to provide post-retirement medical benefits to any employee or any former employee of the Parent Parties other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(k) Neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, officer or consultant of the Parent Parties or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or additional rights, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation (including equity compensation) due any such employee, officer or consultant.

(l) The Parent Parties are not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective affiliates by reason of Section 280G of the Code or that could be subject to Section 4999 of the Code.

(m) Each Parent Employee Plan which is subject to the requirements of Section 409A of the Code has been adopted in good faith compliance with such Section and the guidance issued by the Department of Treasury thereunder to date. Each Option has been granted by the Board of Directors of the Company on the date the Board met and was granted with an exercise price equal to no less than one hundred percent of the fair market value per share of Company Common Stock on the date of the grant.

4.8. Insurance. Schedule 4.8 attached hereto contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Parent Parties. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and premium and deductible amounts. True and complete copies of each listed policy have been made available to the Company. Such policies are in full force and effect, all premiums due thereon have been paid and the Parent Parties have complied in all material respects with the provisions of such policies. The Parent Parties have not received any notices from any issuer of any of their insurance policies canceling or amending any policies listed in Schedule 4.8 attached hereto, increasing any deductibles or retained amounts thereunder, or increasing premiums payable thereunder. There is no claim by the Parent Parties pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. Neither the Parent Parties nor any affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

4.9. Personnel.

(a) Schedule 4.9(a) attached hereto sets forth a list of all employees, consultants or independent contractors of the Parent Parties as of the date hereof, including, as of such date, their title, then current base salary or other compensation rate as well as any bonus paid for the fiscal year ended December 31, 2007 and any accrued and unpaid bonus scheduled for or paid or agreed to be paid to them by the Parent Parties for any future period. Schedule 4.9(a) attached hereto also sets forth a list of all independent contractors and consultants of the Parent Parties as of the date hereof who received more than $30,000 with respect to services provided during 2007.

(b) The Parent Parties comply in all material respects with all Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Legal Requirement, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Parent Parties within the six (6) months prior to Closing.

(c) The Parent Parties are not subject to any collective bargaining agreement or other labor union contract and no employee of the Parent Parties is represented by a labor union. There is not pending or, to the Parent Parties’ Knowledge, threatened, any picketing, strike, labor dispute, slowdown, lockout, walkout, work stoppage or other similar labor trouble involving employees of the Parent Parties, and no union organizing activities are taking place or have taken place with respect to such employees.

(d) To the Parent Parties’ Knowledge, none of the Parent Parties’ officers or employees or consultants intend to terminate his or her relationship with the Parent Parties for any reason, including, without limitation, as a result of the transactions contemplated hereby.

4.10. Litigation. Except as disclosed in Schedule 4.10 attached hereto, there is no (a) action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority (collectively, “Actions”) pending, or to the Parent Parties’ Knowledge, threatened against or affecting the Parent Parties, (b) Action, to the Parent Parties’ Knowledge, pending or threatened against or affecting any of the material assets of the Parent Parties, or the Merger or the other transactions contemplated hereby, (c) governmental inquiry or investigation pending or, to the Parent Parties’ Knowledge, threatened against or affecting the Parent Parties (including, without limitation, any inquiry as to the qualification of the Parent Parties to hold or receive any license or other Permit), (d) to the Parent Parties’ Knowledge, governmental inquiry or investigation pending or threatened against or affecting any of the material assets of the Parent Parties, or (e) to the Parent Parties’ Knowledge, any Actions pending or threatened against any Related Party in connection with the business of the Parent Parties and there is no reasonable basis for any of the foregoing. The Parent Parties are not in default with respect to any order, writ, injunction or decree of any Governmental Authority served upon the Parent Parties or that exists to the Knowledge of the Parent Parties. There is no action or suit by the Parent Parties pending, threatened or contemplated by the Parent Parties against any other Person.

4.11. Environmental Matters. The Parent Parties are and have been in compliance with all Environmental Laws; (ii) there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Parent Parties; (iii) there have been no Hazardous Substances generated by the Parent Parties that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States; (iv) there are no underground storage tanks located on, no PCBs or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned, leased or otherwise used by the Parent Parties, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) the Parent Parties have made available to the Company true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments in the possession of the Parent Parties or any of its representatives or advisors.`

4.12. Compliance with Instruments; Laws; Governmental Authorizations.

(a) The Parent Parties are not in violation of any term or provision of the Parent Parties’ Organizational Documents. The Parent Parties have complied in all material respects with all terms and provisions of all Permits and Legal Requirements. Neither the Parent Parties nor, to the Parent Parties’ Knowledge, any Related Person, is under investigation with respect to, has been threatened to be charged with, or has been given notice of, any violation of any Legal Requirement. All permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (collectively, “Permits”) (i) pursuant to which the Parent Parties currently operate or hold any interest in any of their properties, or (ii) which is required for the operation of the Parent Parties’ businesses as currently conducted or the holding of any such interest, have been issued or granted to the Parent Parties, and all such Permits are in full force and effect and constitute all Permits required to permit the Parent Parties to operate or conduct its business or hold any interest in its properties or assets.

(b) The Parent Parties have conducted their transactions in material compliance with applicable provisions of U.S. law, including the United States export control laws and regulations and U.S. economic sanctions laws.

(c) The Parent Parties (and, to the Parent Parties’ Knowledge, each of its officers, directors, agents, employees and other Persons associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act , as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

4.13. Banking Relationships. Schedule 4.13 attached hereto sets forth a true and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Parent Parties have an account or a safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. There are no outstanding powers of attorney executed by or on behalf of the Parent Parties.

4.14. Brokers and Finders. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.15. Property and Sufficiency. Except as set forth in Schedule 4.15, the Parent Parties have good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, or otherwise has a valid legal right to use, all of the properties and assets (whether real, personal, tangible or intangible) (i) reflected on the Parent Balance Sheet (other than assets sold since the date of the Parent Balance Sheet) or acquired thereafter and (ii) necessary to conduct all of the businesses and operations of the Parent Parties as currently conducted, and none of such properties or assets is subject to any Liens or Security Interest other than those described in Schedule 4.15 attached hereto. The Parent Parties do not own any real property.

4.16. Disclosures. The information prepared or provided by the Parent or Merger Sub to the Company in connection with this Agreement or the Merger and any information in the filings of the Parent or Merger Sub with the Securities and Exchange Commission, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (in light of the circumstances under which they were made) not misleading.

SECTION 5. Additional Agreements.

5.1. Approvals. Upon execution of this Agreement, each party to this Agreement shall obtain all necessary Board and stockholder approvals (except that Parent shall obtain the Parent Shareholder Approval following the Effective Time, as contemplated by Section 16.3). Without limitation to the foregoing, the Company shall take all action necessary to obtain the Requisite Stockholder Approval within two days after the execution of this Agreement.

5.2. Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed the Non-Disclosure Agreement dated March 25, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each of Parent and the Company will hold, and will cause its respective affiliates, directors, officers, employees, agents, advisors and representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) to hold any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement. The parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and transactions contemplated hereby and thereby, shall constitute “Confidential Information” under the Confidentiality Agreement. In addition, any information obtained from the Company pursuant to the access contemplated by Section 5.2(b) shall be subject to the Confidentiality Agreement.

(b) Access to Information. The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its premises, properties, books, records, financial, tax and accounting records (including, without limitation, the work papers of the Company’s independent accountants), Contracts, personnel, counsel, financial advisors and auditors, and those of DDI LLC, during the period prior to the Effective Time to obtain all information concerning its business, including, without limitation, the status of product development efforts, properties, results of operations and personnel for purposes of this Agreement, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any applicable Legal Requirement requires the Company to restrict or prohibit access to any such properties or information. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 5.2(b) shall be subject to the Confidentiality Agreement.

5.3. Public Disclosure. No press release or any public disclosure, either written or oral, of the transactions contemplated hereby shall be made by the Company, the Representative or any officer, director, employee or affiliate under the control of the Company (other than to the Company Securityholders and the Company’s employees), without the express prior written consent of Parent. Prior to the Effective Time, no press release or any public disclosure, either written or oral, of the transactions contemplated hereby shall be made by Parent or any officer, director, employee or affiliate under the control of Parent, without providing the Company a reasonable opportunity to review such release or disclosure.

5.4. Representative. Unless otherwise required by applicable Legal Requirements, the Representative agrees that it (and its legal, financial, accounting and other representatives) shall hold in confidence all non-public information acquired in accordance with the terms of the Confidentiality Agreement as if the Representative were a party thereto.

5.5. Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all applicable Legal Requirements, and as soon as reasonably practicable after the date hereof, each of Parent, Merger Sub and the Company shall (and shall cause each of their respective affiliates to) obtain or make all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority in connection with the Merger and the transactions contemplated hereby, including, (i) any filings under any applicable Foreign Merger Laws and (ii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other applicable Legal Requirement relating to the Merger. Each of Parent, Merger Sub and the Company will cause all documents that it is responsible for filing with any Governmental Authority under this Section 5.5(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Parent, Merger Sub and the Company each shall (and shall cause each of their respective affiliates to) promptly supply the other with any information that is required in order to effectuate or obtain any filings or other actions pursuant to Section 5.5(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, each of Parent, Merger Sub and the Company shall (and shall cause each of their respective affiliates to) (i) consult with the others prior to taking a position with respect to any such filing or other actions, (ii) to the extent reasonably required to permit appropriate coordination of efforts, permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority in connection with any Action in connection with this Agreement or the transactions contemplated hereby, (iii) coordinate with the others in preparing and exchanging such information and (iv) promptly provide the others (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, with respect to any such filing, presentation or submission, each of Parent, Merger Sub and the Company (and their respective affiliates) need not supply the others (or their counsel) with copies (or in case of oral presentations, a summary) to the extent that any applicable Legal Requirement requires such party or its subsidiaries to restrict or prohibit access to any such information.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any Governmental Authority in connection with any filings or other actions made pursuant hereto and (ii) any request by any Governmental Authority for amendments or supplements to any filings or other actions made pursuant to, or for information provided to comply in all material respects with any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or other action made pursuant to Section 5.5(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement.

(d) Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to satisfy the conditions precedent set forth in Sections 6, 7 and 8.

5.6. Advise of Changes. From the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent and the Company shall promptly advise the other party in writing to the extent it has Knowledge of (a) any event or circumstance that would reasonably be expected to result in the representations and warranties made by it (and, in the case of Parent, made by Merger Sub) in this Agreement becoming untrue or inaccurate in any material respect, (b) the failure by it (and, in the case of Parent, by Merger Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time, (c) any change or event that constitutes a Material Adverse Effect or (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties or the Company Stockholders under this Agreement.

5.7. Cooperation. Subject to compliance with applicable Legal Requirements, from the date hereof until the Effective Time, the Company shall confer on a regular and frequent basis with one or more representatives of Parent to report operational matters that are material and the general status of ongoing operations, in each case with respect to the Company.

5.8. Employee Benefit Plans

(a) . With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent Parties in which employees of the Company subsequently participate, for purposes of determining eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent Parties, as applicable; provided that such service shall not be recognized for purpose of accruals of benefits or to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company plan.

SECTION 6. Conditions Precedent to the Obligations of Each Party to Effect the Merger. The respective obligations of each party under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

6.1. Stockholder Approvals. The Requisite Stockholder Approval shall have not been rescinded, revoked or changed.

6.2. No Order. No temporary restraining order, preliminary or permanent injunction or other order or judgment preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect.

6.3. Government Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority (if any) identified on Schedule 6.3 shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent and the Company, and no such consent, approval, order or authorization shall have been revoked.

6.4. Government Litigation and Legal Requirements. There shall be no Action pending against Parent, the Company or any of their respective affiliates by any Governmental Authority or any Legal Requirement enacted or deemed applicable (a) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Merger or the other transactions contemplated hereby, (b) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, (c) seeking to require an Action of divestiture, (d) that otherwise would have a Material Adverse Effect or (e) that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (a) through (d) of this Section 6.4.

SECTION 7. Additional Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions:

7.1. Representations, Warranties and Covenants.

(a) Each of the representations and warranties of the Company in Section 3 of this Agreement shall be true, complete and correct in all material respects as of the date hereof and, as updated as of the Effective Time (except that those representations and warranties which address matters only as of another particular date shall remain true, compete and correct as of such date), and

(b) The Company and the Representative shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

7.2. No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any circumstance or change in or effect on the Company or any Company Securityholder that constitutes a Material Adverse Effect.

7.3. Other Third Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Person identified on Schedule 7.3 shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such consent, approval, order or authorization shall have been revoked.

7.4. Dissenting Shares. Holders of no more than two percent (2%) of the Company Stock shall have exercised any appraisal or dissenters’ rights pursuant to the DGCL.

7.5. Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval.

SECTION 8. Conditions Precedent to Obligations of the Company. All obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions:

8.1. Representations, Warranties and Covenants.

(a) Section 4 of this Agreement, taken as a whole, shall be true, complete and correct in all material respects as of the date hereof and, as updated as of the Effective Time (except that those representations and warranties which address matters only as of another particular date shall remain true, complete and correct as of such date), and

(b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time

8.2. Release Agreement. A Release Agreement by and among the Company, Smith Micro Software, Inc., a Delaware corporation (“Smith Micro”), Smith Micro’s wholly-owned subsidiary, IS Acquisition Sub, Inc., a Delaware corporation, Parent and Merger Sub shall have been executed and delivered to the Company.

8.3. Voting and Lockup Agreement. All directors and officers of the Parent, who are stockholders of the Parent, shall have executed and delivered a voting and lockup agreement to the Company in the form attached as Exhibit H hereto agreeing (a) not to transfer their shares for a certain period of time, and (b) vote their shares in favor of the authorization of 90,000,000 additional ordinary shares such that the total authorized share capital of the Parent shall be 200,000,000 ordinary shares (including any actions that may be required therefore) (ii) give effect to the appointment of directors in accordance with Section 1.5 herein (if such matter is to be submitted for the approval of Parent’s shareholders), and (iii) approve such other actions as may be required to consummate the Merger and the transactions contemplated by this Agreement or any provisions of this Agreement.

8.4. Closing Date Cash. The Closing Date Cash shall be $4,004,267.

SECTION 9. Closing Deliveries.

9.1. Closing Deliveries of the Company. At or prior to the Closing, the Company shall deliver, or caused to be delivered, to Parent the following:

(a) a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Sections 7.1 and 7.2 have been satisfied;

(b) the Certificate of Merger, duly executed by the Company;

(c) a certificate of the Secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to Parent as to (i) the Company Organizational Documents and the Company being in good standing (including attaching the Company Organizational Documents and certificates of good standing dated not more than five (5) Business Days prior to the Closing issued by the Secretary of State of the State of Delaware and by each state in which the Company is qualified to do business as a foreign corporation), (ii) the attached actions taken by the Company’s board of directors and stockholders to authorize this Agreement, the Merger and the other transactions contemplated hereby, including evidence of compliance with the Company Organizational Documents, (iii) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby, and (iv) the Company having taken all necessary and appropriate steps such that all Company Securities, including Options and Warrants, will be treated as set forth in Section 2; and

(d) A legal opinion of Ellenoff Grossman & Schole LLP in the form attached as Exhibit I hereto.

9.2. Closing Deliveries of Parent. At or prior to the Closing, Parent shall deliver, or caused to be delivered, to the Company the following:

(a) a certificate executed on behalf of the Parent by one of its Senior or Executive Vice Presidents to the effect that, as of the Effective Time, the conditions set forth in Section 9.1 above have been satisfied;

(b) the Certificate of Merger, duly executed by Merger Sub; and

(c) a legal opinion of Fenwick & West LLP in the form attached as Exhibit J hereto.

(d) a bank statement or some other document satisfactory to the Company, describing the cash balance of the Parent as at Closing.

SECTION 10. Survival. All representations, warranties, covenants and obligations contained herein shall survive the Closing and shall continue until eighteen (18) months after the Effective Time (the “Survival Period”) and shall thereafter terminate, provided that if any claims for indemnification have been asserted in good faith with respect to inaccuracy or a breach of such representations, warranties, covenants and obligations prior to the end of the Survival Period, such claim shall survive and continue in effect until final resolution of such claims.

SECTION 11. Termination.

11.1. Termination prior to the Effective Time of the Merger. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by June 30, 2008 (the “End Date”); provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose intentional action or inaction has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date and such intentional action or inaction constitutes a breach of this Agreement;

(c) by the Company if the Merger shall not have been consummated by June 30, 2008;

(d) by either the Company or Parent if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including, without limitation, the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Legal Requirement is final and nonappealable, as applicable;

(e) by the Company, (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub, or (ii) if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 11.1(d) prior to thirty (30) days following the receipt of written notice from the Company by Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 11.1(d) if the Company shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured such that such conditions would then be satisfied);

(f) by Parent, (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or the Representative, or (ii) if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company or the Representative is curable by the Company or the Representative prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 11.1(f) prior to the thirty (30) days following the receipt of written notice from Parent by the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 11.1(f) if Parent shall have materially breached this Agreement or if such breach by the Company or the Representative is cured such that such conditions would then be satisfied);

(g) by Parent, if a Material Adverse Effect shall have occurred, or Parent first becomes aware of a Material Adverse Effect, after the date hereof; or

(h) By Parent, if the Company shall not have obtained the Requisite Stockholder Approval by the close of business on the date two days after the date of this Agreement.

11.2. Notice of Termination; Effect of Termination. If a party wishes to terminate this Agreement pursuant to Section 11.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Any termination of this Agreement under Section 12.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 5.2(a), 5.3, 5.4, 11..2, 12, 16 and 17, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement or willful failure to perform any covenant set forth in this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 12. Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated and (b) all fees, costs and expenses of the Company, the Representative and the Company Stockholders to the extent incurred, or required to be incurred prior to the Closing or arising from any Company action prior to the Closing in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Company.

SECTION 13. Indemnification.

13.1. Indemnification of Parent Indemnified Parties. Subject to Section 13.3 below, each Company Stockholder who accepts payment of consideration pursuant to this Agreement upon conversion of the share(s) of Company Stock pursuant to Section 2, shall be deemed to have agreed, and hereby agrees, to indemnify, defend and hold harmless Parent, Merger Sub, their respective affiliates (including, without limitation, following the Effective Time, the Surviving Corporation) and their respective directors, officers, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be entitled to be held harmless and indemnified from and against, and shall be entitled to be compensated and reimbursed for, any and all Damages arising from or related to any of the following (each a “Parent Claim”):

(a) any misrepresentation or breach or failure of any representation or warranty made by the Company or the Representative in this Agreement to be true and correct in all respects (in each case, as such representation or warranty would read if all qualifications as to materiality, including, without limitation, each reference to the defined term Material Adverse Effect, were deleted therefrom);

(b) any breach or non-fulfillment of any covenant or agreement to be performed by the Company in this Agreement prior to the Effective Time;

(c) any amount paid by Parent, the Company or the Surviving Corporation to any Company Stockholder with respect to Dissenting Shares pursuant to the DGCL in excess of the value such Person would have received in the Merger for such Dissenting Shares had such shares been converted pursuant to Section 2, and all interest, costs, expenses and fees incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all dissenters’ rights under the DGCL.

13.2. Certain Limitations. Except in the event of (i) fraud or willful misconduct of the Company prior to the Effective Time or (ii) breaches of the Extended Representation (collectively the “Non-Threshold Claims”), no Parent Indemnified Person shall be entitled to recover any Damages pursuant to this Section 14 until such time as and except to the extent that the total amount of all Damages otherwise indemnifiable pursuant to this Agreement that have been directly or indirectly suffered or incurred by the Parent Indemnified Parties, or to which any one or more Parent Indemnified Parties has otherwise become subject, exceeds $200,000 in the aggregate. Following such time as the cumulative amount of such Damages exceeds $200,000 in the aggregate, the Parent Indemnified Parties shall be entitled to recover all such Damages (it being understood that all Damages related to Non-Threshold Claims shall be disregarded for purposes of such $200,000 calculation).

13.3. Indemnification by LLC Holders. To the extent that each holder of membership interests in DDI LLC (“LLC Holder”) receives any Merger Consideration, as a condition to such transfer, each LLC Holder agrees to be bound by Section 13.1 herein, and failure to agree shall render such transfer null and void. If the LLC Holder sells, transfers or conveys such Merger Consideration, he shall remain liable during the Survival Period for claims under Section 13.1, up to the amount of the Merger Consideration he has received.

13.4. Indemnification of Company Indemnified Parties. The Parent shall indemnify, defend and hold harmless the Company and its respective affiliates (including, without limitation, following the Effective Time, the Surviving Corporation) and their respective directors, officers, representatives, successors and assigns (collectively, the “Company Indemnified Parties”) shall be entitled to be held harmless and indemnified from and against, and shall be entitled to be compensated and reimbursed for, any and all Damages arising from or related to any of the following (each a “Company Claim”):

(a) any misrepresentation or breach or failure of any representation or warranty made by the Parent Parties in this Agreement to be true and correct in all respects (in each case, as such representation or warranty would read if all qualifications as to materiality, including, without limitation, each reference to the defined term Material Adverse Effect, were deleted therefrom); or

(b) any breach or non-fulfillment of any covenant or agreement to be performed by the Parent Parties in this Agreement prior to the Effective Time.

SECTION 14. Representative.

14.1. Powers of the Representative. By approval of this Agreement and the transactions contemplated hereby by the requisite percentage of the Company Stockholders under the DGCL and the Charter, and pursuant to the Letters of Transmittal, the Company Stockholders designate the Representative to serve as the representative of the Company Stockholders with respect to the matters expressly set forth in this Agreement.

(a) The Representative shall have and may exercise all of the powers expressly conferred upon him, her or it pursuant to this Agreement, which shall include, without limitation:

(i) The power to execute as Representative any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby;

(ii) The power to give or receive any notice or instruction permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Company Stockholder, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Company Stockholder, individually, as applicable), and to take any and all action for and on behalf of the Company Stockholders, and each of them, under this Agreement or any other such agreement, document or instrument;

(iii) The power (subject to the provisions of Section 15.1(c) hereof) to (A) contest, negotiate, defend, compromise or settle any Actions for which a Parent Indemnified Party may be entitled to indemnification through counsel selected by the Representative and solely at the cost, risk and expense of the Company Stockholders, (B) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such Parent Claims, (C) resolve any Parent Claims, (D) take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and (E) take or forego any or all actions permitted or required of any Company Stockholder or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement;

(iv) The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Company Stockholders;

(v) The power to waive any terms and conditions of this Agreement providing rights or benefits to the Company Stockholders (other than the payment of the consideration payable to such Company Stockholders pursuant to Section 2 of this Agreement) in accordance with the terms hereof and in the manner provided herein); and

(vi) The power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Representative reasonably believes are in the best interests of the Company Stockholders.

(b) The Representative represents and warrants to Parent and Merger Sub that:

(i) The Representative has all necessary power and authority to execute and deliver this Agreement and to carry out his, her or its obligations hereunder and thereunder;

(ii) This Agreement has been duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Company, constitutes the valid and legally binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles; and

(c) Each Company Stockholder agrees that Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) shall be entitled to rely on any action taken by the Representative, on behalf of such Company Stockholder, pursuant to Section 14.1(a) above (an “Authorized Action”), and that each Authorized Action shall be binding on each Company Stockholder as fully as if such Company Stockholder had taken such Authorized Action. Parent agrees that the Representative, as the Representative, shall have no liability to Parent for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Company Stockholder severally (in proportion to their ownership of Company Stock immediately prior to the Effective Time) agrees to indemnify, defend and hold harmless the Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement and any expenses incurred by the Representative in connection with the performance of its duties hereunder. Each Company Stockholder agrees that none of Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) shall be liable to any Company Stockholder for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Representative. No resignation of the Representative shall become effective unless at least thirty (30) days prior written notice of the replacement or resignation of such Representative shall be provided to Parent. Parent, Merger Sub and their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. If the Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Representative hereunder shall be appointed by a written instrument signed by a majority of the Company Stockholders.

(d) The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Stockholder, except in respect of amounts received on behalf of such Company Stockholder. The Representative shall not be liable to any Company Stockholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any liability imposed by law for willful misconduct or fraud. The Representative shall not be liable to Company Stockholders for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Company Stockholder to whom payment was due, but not made, shall be to recover from other Company Stockholders any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Representative nor any agent employed by it shall incur any liability to any Company Stockholder by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud, bad faith or willful misconduct.

14.2. Notices. Any notice given to the Representative will constitute notice to each and all of the Company Stockholders at the time notice is given to the Representative. Any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Company Stockholders. Parent, Merger Sub, the Company and the Surviving Corporation may, disregard any notice or instruction received from any one or more individual Company Stockholders.

14.3. Agreement of the Representative. The Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement.

SECTION 15. Director and Officer Indemnification.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of each present and former officer, director and employee of the Company as provided in the Charter and Bylaws of the Company or the indemnification agreements between the Company and its directors and officers in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms for three (3) years following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations in accordance with their terms as in effect as of the date of this Agreement.

SECTION 16. Post-Closing Covenants.

16.1. Options. Parent covenants that as soon as practicable after the Closing, but subject to any amendment to its Articles of Association, and any increase in its authorized share capital, as may be required therefore, Parent will reserve a number of shares equal to 11.6% of its outstanding stock for options for employees of the Company, which will include the options to be granted pursuant to Section 2.4(a), and of which no more than 3.9% shall be reserved for options granted, or to be granted, to Peter Engel. Any new options granted after the Effective Time (other than any options granted as provided in Section 2.4(a)) will have an exercise price equal to the greater of (a) $0.15 and (b) the fair market value of the Parent ADRs at the time of the grant.

16.2. Financial Statements. The Company covenants that it will deliver to Parent audited financial statements of the Company as of and for the year ended December 31, 2007, no later than ninety (90) days after the Closing Date.

16.3. Delivery of Merger Consideration. Parent covenants that it shall:

(a) take all such actions as may be necessary to authorize and deliver (i) all of the remaining Merger Consideration within the time period specified pursuant to Section 2.2 herein and (ii) an additional 2,761,135 Parent ADRs to Amorin or its affiliates within the time period specified pursuant to Section 2.4(b) herein, including obtaining the Parent Shareholder Approval to authorize of 90,000,000 additional ordinary shares such that the total authorized share capital of the Parent shall be 200,000,000 ordinary shares.

(b) give effect to the appointment of directors in accordance with Section 1.5 herein, and

(c) approve such other actions as may be required to consummate the Merger and the transactions contemplated by this Agreement or any provisions of this Agreement.

SECTION 17. Miscellaneous.

17.1. Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) to:

if to Parent or Merger Sub:

Insignia Solutions PLC
51 East Campbell Avenue,
Suite 130
Campbell, California 95008
Attention: George Monk
Facsimile: (408) 874 2602

with a copy to:

Fenwick & West LLP
555 California St.
San Francisco, CA 94104
Attention: David K. Michaels
Facsimile: (415) 281-1350

if to the Company:

DollarDays International, Inc.
7575 East Redfield Road, Suite 201
Scottsdale, AZ 85260
Facsimile: (480) 922 3764
Attention: Peter Engel

with a copy to:

Greenberg Traurig, LLP
2375 E. Camelback Road
Suite 700
Phoenix, Arizona 85016
Facsimile: (602) 445-8615
Attention: Quinn P. Williams, Esq.

if to the Representative:

Peter Engel
c/o DollarDays International, Inc.
7575 East Redfield Road, Suite 201
Scottsdale, AZ 85260
Facsimile: (480) 922 3764

with a copy to:

Greenberg Traurig, LLP
2375 E. Camelback Road
Suite 700
Phoenix, Arizona 85016
Facsimile: (602) 445-8615
Attention: Quinn P. Williams, Esq.

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid. Any notice to be given to any Company Stockholders hereunder shall be given to the Representative or, if for any reason there ceases to be a Representative, to each Company Stockholder.

17.2. Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement without the consent in writing of the Company, Parent and the Representative provided, that Parent and Merger Sub (including the Surviving Corporation) may, without obtaining the prior written consent of Representative, assign any of its rights, or delegate any of its obligations, under this Agreement to (a) any affiliate of Parent, (b) any successor of such party by merger or otherwise, or (c) the purchaser of all or substantially all of the assets or stock of such Person. The Representative shall execute such acknowledgements of such assignments in such forms as Parent or Merger Sub (including the Surviving Corporation) may from time to time reasonably request. Any purported assignment or delegation of rights or obligations in violation of this Section 17.2 is void and of no force or effect.

17.3. Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a) Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-business day, the period in question ends on the next succeeding business day.

(c) Currency. Any reference in this Agreement to $ means U.S. dollars.

(d) Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Section,” “Schedule” or “Exhibit” are to the corresponding Section, Schedule or Exhibit of this Agreement.

(e) Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

17.4. Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

17.5. Facsimile. The exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

17.6. Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

17.7. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns. The Parent Indemnified Persons not party hereto are entitled to the rights and remedies of Section 13 hereof. The present and former directors and officers of the Company are intended to be third party beneficiaries of Section 15 hereof.

17.8. Certain Definitions. For purposes of this Agreement, (a) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter and (b) the Company will be deemed to have “Knowledge” of a particular fact or other matter if Peter Engel, is actually aware of such fact or other matter or such individual would reasonably be expected to discover or otherwise become aware of such fact or other matter by reason of his position as a senior officer of the Company or by reason of the duties that a Person in a similar role would customarily perform, (c) “affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and (d) “Business Day” means any day of the year on which national banking institutions in The Commonwealth of Massachusetts and the State of New York are open to the public for conducting business and are not required or authorized to close.

17.9. Governing Law. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to the conflicts of laws provisions thereof).

17.10. Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, and Exhibits and this Agreement, including such Disclosure Schedule, Schedules, and Exhibits supersede any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

17.11. Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the parties hereto, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval and adoption of this Agreement and the Merger by the Company Stockholders and without their further approval, no amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any share of Company Stock. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

17.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY BREACH.

[Remainder of page intentionally blank]`

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

INSIGNIA SOLUTIONS PLC

By: /s/ George Monk
Name: George Monk
Title: Chief Financial Officer

JEODE INC.

By: /s/ George Monk
Name: George Monk
Title: Chief Financial Officer

DOLLARDAYS INTERNATIONAL, INC.

By: /s/ Peter Engel
Name: Peter Engel
Title: President

REPRESENTATIVE

/s/ Peter Engel

Name: Peter Engel

[Signature Page to Agreement and Plan of Merger]